                                                                     EXHIBIT 4.2
                                      NABI

                           NON-QUALIFIED STOCK OPTION

     For good and valuable consideration, receipt of which is hereby acknowledged, Nabi, a Delaware corporation (the "Company"), does hereby grant to _______________ (the "Grantee") an option to purchase two thousand five hundred (2,500) shares of Common Stock of the Company (the "Option"). The Option is not granted pursuant to the Company's Stock Plan for Non-Employee Directors (the "Plan"). This Agreement shall nevertheless be subject to the terms of the Plan, a copy of which is attached hereto as Exhibit A and is incorporated herein in its entirety by this reference, except to the extent this Agreement and the Plan are in conflict, in which case this Agreement shall control. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Plan.

     The Grantee hereby accepts the Option subject to all of the provisions of the Plan, and upon the following additional terms and conditions:

     1. The price at which the shares of Common Stock may be purchased pursuant to the Option is three dollars and sixty-three cents ($3.63) per share, subject to adjustment as provided in the Plan.

     2. The Option shall expire at the close of business on the fifth anniversary of the date hereof. Subject to the provisions of the Plan, the Option shall be exercisable before said date to the full extent of all shares covered hereby six months from the date hereof. The Option may not be exercised at all during the first six months after the date hereof (except to the extent provided in the Plan) or after the fifth anniversary of the date hereof.

     3. The Option shall not be transferable other than by will or by the laws of descent and distribution and shall be exercisable during the Grantee's lifetime only by the Grantee.

     4. This Option may be exercised by the giving of written notice, in person or by mail, to the Company, marked "Attention: Chief Financial Officer," at its principal place of business, of the election to purchase shares pursuant hereto accompanied by the full payment for all shares being so purchased.

     WITNESS the execution hereof as of this 29th day of May 1998.

                              NABI

                              By__________________________________
                                  David J. Gury
                                  President


    The foregoing Option is hereby accepted on the terms and conditions set forth herein and, as described above, is expressly subject to all the provisions set forth in the Nabi Stock Plan for Non-Employee Directors, a copy of which is annexed hereto as Exhibit A.

                              ----------------------------------------------

                              ----------------------------
                              Grantee

      [Exhibit A containing the Nabi Stock Plan for Non-Employee Directors is incorporated herein by reference to the form of Plan included with the definitive proxy materials filed with the Securities and Exchange Commission on April 26, 1995, in connection with Nabi's 1995 annual meeting of stockholders.]

                                      -2-